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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549


                                       FORM 8-K

                               Current Report Pursuant
                            to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



            Date of Report (Date of earliest event Reported): May 19, 1999


                                 RAYCHEM CORPORATION
               --------------------------------------------------------
                (Exact Name of Registrant as Specified in its Charter)

      DELAWARE                       2-15299             94-1369731
   ---------------             ----------------      ------------------
   (State or Other             (Commission File       (I.R.S. Employer
   Jurisdiction of                 Number)          Identification Number)
   Incorporation)

                                300 Constitution Drive
                             Menlo Park, California 94025
                                    (650) 361-3333
               --------------------------------------------------------
                (Addresses, including zip code, and telephone numbers,
                 including area code, of principal executive offices)


                                         NONE
                             --------------------------------
            (Former Name or Former Address, if changed since last report)


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ITEM 5.   OTHER EVENTS.

     On May 19, 1999, Raychem Corporation, a Delaware corporation (the "Company"), entered into an Agreement and Plan of Merger and Reorganization with Tyco International Ltd., a Bermuda company ("Tyco"), and Tyco International (PA) Inc., a Nevada corporation and a wholly-owned subsidiary of Tyco, pursuant to which the Company will merge with and into Tyco International (PA) Inc. (the "Merger").

     In the Merger, the Company's stockholders will receive aggregate consideration consisting of (i) cash equal to $18.50 multiplied by the number of shares of Company common stock outstanding at the effective time of the Merger and (ii) Tyco common shares equal to 0.2070 multiplied by the number of shares of Company common stock outstanding at such time. This cash and Tyco shares will be apportioned such that stockholders will receive for each of their shares of Company common stock merger consideration having a value of $18.50 plus the value of 0.2070 of a Tyco share. Stockholders may elect to receive this consideration in cash, Tyco shares or a combination of cash and Tyco shares. If more cash is elected than the aggregate available cash, there will be proration. Under the proration formula, stockholders will receive for Company shares as to which they have made a cash election cash and Tyco shares having the combined value per share of Company common stock stated above. Similarly, if more Tyco shares are elected than the aggregate available Tyco shares, stockholders will receive for shares of Company common stock as to which they have made a stock election a combination of Tyco
shares and cash.   Any stockholders who exercise rights of appraisal will not receive the merger consideration described above, and the aggregate amount of cash payable to all other stockholders will be reduced by an amount equal to the number of shares as to which appraisal rights have been exercised multiplied by the value per share of Company common stock of the merger consideration. The value of a Tyco common share for all these purposes will be the weighted average sale prices per Tyco common share on the New York Stock Exchange on the three consecutive trading days beginning on the date of the Merger.

     Based upon the May 18, 1999 closing price of a Tyco share on the New York Stock Exchange of $89.375, $18.50 plus the value of .2070 of a Tyco share is equal to $37.00. Based upon the number of shares of the Company common stock outstanding as of May 18, 1999, approximately $1.4 billion in cash and 16.1 million Tyco shares will be paid to Raychem's stockholders in the aggregate.

     Consummation of the Merger is subject to certain conditions, including receipt of the approval of the Merger by the stockholders of the Company and receipt of required regulatory approvals.

     The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Agreement, a


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copy of which is attached as Exhibit 2.1 hereto. A copy of the press release, dated May 19, 1999, issued by the Company and Tyco, relating to the above-described transaction is attached as Exhibit 99.1 hereto.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  EXHIBITS.

          2.1 Agreement and Plan of Merger and Reorganization, dated as of May 19, 1999, among Tyco International Ltd., Tyco International (PA) Inc. and Raychem Corporation

          99.1 Text of press release dated May 19, 1999.



                                      2

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                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     RAYCHEM CORPORATION


DATE: May 27, 1999                   By: /s/ Karen O. Cottle
                                        -------------------------------------
                                         Name:     Karen O. Cottle
                                         Title:    Vice President, General
                                                   Counsel and Secretary





                                     3

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                             INDEX TO EXHIBITS

EXHIBIT   DESCRIPTION                                                          PAGE
-------   -----------                                                          ----
2.1       Agreement  and Plan of Merger and Reorganization, dated as of
          May 19, 1999, among Tyco International Ltd., Tyco International
          (PA) Inc. and Raychem Corporation.

99.1      Text of press release dated May 19, 1999
